Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ONEOK, Inc.

We consent to the incorporation by reference in registration statements (Nos. 333-75768, 333-54274, 333-41263, 333-41265, 333-41267, 333-41269, 333-42094, 333-95039, 333-81043, 333-121769, 333-130070, 333-130067 and 333-140629) on Form S-8 and (Nos. 333-54586, 333-44915, 333-57433, 333-65059 and 333-82717) on Form S-3 of ONEOK, Inc. of our report dated February 28, 2007, with respect to the consolidated balance sheet of ONEOK, Inc. and subsidiaries as of December 31, 2006 and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2006, which report appears in the December 31, 2007, annual report on Form 10-K of ONEOK, Inc. Our report refers to a change in accounting for defined benefit pension and other postretirement plans, the consolidation of limited partnerships or similar entities when limited partners have certain rights, and stock based compensation expense.

/s/ KPMG LLP

February 27, 2008

Tulsa, OK